Exhibit 12

Norfolk Southern Corporation and Subsidiaries Computation of Ratio of Earnings to Fixed Charges

	Year ended December 31,
	2013	2012	2011	2010	2009
		($ in millions)

EARNINGS
Income from continuing operations before income taxes as reported	$2,965	$2,758	$2,918	$2,367	$1,622

Add (subtract):
Total interest expenses (as detailed below)	576	546	504	517	499
Amortization of capitalized interest	12	10	9	8	7
Income of partially owned entities(1)	(51)	(45)	(39)	(43)	(36)
Total earnings	$3,502	$3,269	$3,392	$2,849	$2,092

FIXED CHARGES
Interest expense on debt	$525	$495	$455	$462	$467
Interest expense on unrecognized tax benefit	1	(1)	(9)	1	(6)
Other interest expense	11	10	12	16	1
Calculated interest portion of rent expense(2)	39	42	46	38	37
Total interest expenses	576	546	504	517	499

Capitalized interest	18	20	19	15	17
Total fixed charges	$594	$566	$523	$532	$516

RATIO OF EARNINGS TO FIXED CHARGES	5.90	5.78	6.49	5.36	4.05

(1) Represents undistributed income of equity investees included in income from continuing operations before income taxes as reported.
(2) Interest component of leases includes one-third of rental expense which approximates the interest component of operating leases.